Exhibit 10.111

EXECUTION COPY

OCM MARINE INVESTMENT CTB, LTD.
C/O OAKTREE CAPITAL MANAGEMENT, L.P.
333 SOUTH GRAND AVENUE, 28TH FLOOR
LOS ANGELES, CALIFORNIA 90071

November 16, 2011

General Maritime Corporation
299 Park Avenue
New York, NY 10171

Re:          Equity Financing Commitment

Ladies and Gentlemen:

OCM Marine Investment CTB, Ltd., a Cayman Islands exempt company (the “Investor”), directly or indirectly through one or more affiliates, intends to contribute funds directly or indirectly to General Maritime Corporation, a Delaware corporation (the “Company”), in connection with the chapter 11 plan of reorganization contemplated by the Company, affiliates of Investor and other lenders to the Company to be consummated pursuant to the terms and conditions of that Restructuring Support Agreement (such agreement, including any attachments or exhibits thereto, the “Support Agreement”) to which this letter is attached as an exhibit, to be entered into among the Company, certain affiliates of Investor, certain lenders to the Company and other parties (such plan or any alternative plan agreed to by such parties, the “Plan”).

The terms of the Plan may (solely with the Investor’s prior written consent, in its sole discretion) contemplate that the Company will conduct a rights offering to the holders of certain bonds issued by the Company (the “Offerees”), for an aggregate equity investment in the Company to be determined by the Investor and reflected in the Plan (such maximum aggregate equity investment, if one is permitted by the Investor, the “Rights Offering Amount”).  Additionally, the Support Agreement provides that the Investor would backstop in full the Rights Offering Amount pursuant to an equity commitment agreement on terms and conditions satisfactory to each of the Investor and the Company (the “Equity Commitment Agreement”), to be entered into between the Investor and the Company.

This is to advise you that, upon the terms and subject to the conditions set forth below and in the Support Agreement, the Investor hereby commits to contribute to the Company concurrently with the effectiveness of the Plan, directly or indirectly (through one or more of its affiliates), $175,000,000 (One Hundred Seventy Five Million Dollars), reduced by the amount of the Rights Offering Amount, if any, purchased by the Offerees.

The Investor represents and warrants that as of the date hereof, and on the date the transactions contemplated by the Equity Commitment Agreement are consummated, it has access to uncalled capital commitments plus cash on hand, in each case, sufficient to satisfy each and all of its obligations under this letter.  The Investor further represents and warrants that (i) the execution, delivery and performance of this letter by the Investor have been duly and validly authorized by all requisite action, (ii) no other proceedings are necessary to authorize the execution, delivery or performance of this letter by the Investor, and (iii) this letter constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, subject to the terms and conditions of the Support Agreement.

The Investor’s obligations under this letter are subject to (i) the execution and delivery by the Company of the Equity Commitment Agreement, in form and substance acceptable to each of the Investor and the Company, which shall provide for such terms and conditions as are acceptable to the parties thereto, including, but not limited, to, consent rights, representations and warranties, closing conditions (including those conditions listed in the immediately following sentence), covenants of the Investor and the Company (including that an amount equal to $75,000,000 of the equity proceeds invested by the Investor and, to the extent acceptable terms are included in the Plan, the Offerees, shall be used to pay down the Prepetition Senior Facilities, as defined in the Support Agreement, in accordance with the terms of the Support Agreement), and other terms and conditions satisfactory to each of the Investor and the Company, and (ii) the satisfaction of the conditions to the Investor’s obligation to consummate the transactions contemplated by the Equity Commitment Agreement as set forth therein.  The conditions to the parties’ respective obligations to consummate transactions contemplated by the Equity Commitment Agreement shall include, among others: (v) the approval by the board of directors of the Company of the Plan, the Support Agreement and the Equity Commitment Agreement and the transactions contemplated by each of them, (w) that the counterparties to certain material contracts of the Company identified in the Equity Commitment Agreement (including, for the avoidance of doubt, any amendment thereto), if any, shall have provided their written consent to the transactions contemplated by the Plan and the Equity Commitment Agreement, to the extent that such consent is required, (x) during the period beginning on the date on which the Equity Commitment Letter is executed by the parties thereto and ending on the date on which the transactions contemplated by the Equity Commitment Agreement are consummated, the absence of any “material adverse effect,” such term to be defined in manner agreed to by each of the Company and the Investor and set forth in the Equity Commitment Agreement, with respect to the Company or its business, condition, prospects, operations or assets (except as a result of the Plan proceedings), (y) the consummation and effectiveness of the Plan, in accordance with the terms and conditions set forth in the Support Agreement, including the satisfaction of the Milestones (as defined in the Support Agreement) and the restructuring of the Prepetition Senior Facilities as set forth in the Support Agreement, and (z) that the Company shall have, as of immediately after giving effect to all of the equity funding made under the Equity Commitment Agreement, the above-referenced payment of obligations under the Prepetition Senior Facilities and all payments due under the Plan, an amount of unrestricted cash on hand equal to a minimum of $25 million, including after giving effect to payments made on or before the effective date of the Plan pursuant to the terms thereof on account of all outstanding professional fees.

The Investor’s obligations to fund any amount to the Company shall automatically expire with no further liabilities or obligations upon the termination of the Support Agreement in accordance with its terms, unless such termination in accordance with the terms of the Support Agreement occurred as a result of the breach thereof by the Investor.  The Investor’s funding commitment set forth herein shall not be assignable by the Company without the Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  This letter, together with the Support Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.  The Investor agrees that it shall not transfer or assign any of its interests in the Oaktree Facility (as such term is defined in the Support Agreement) unless the transferee or assignee shall have agreed in writing to be bound by the provisions of this letter.  The Investor represents and warrants that, as of the date hereof, it holds all indebtedness of the Company and its subsidiaries that is currently outstanding pursuant to the Oaktree Facility.

Other than as required by law or legal process, each of the parties agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this commitment letter, other than to the Company’s directors, officers, agents and advisors who are instructed to maintain the confidentiality of this letter in accordance herewith.

Notwithstanding anything that may be expressed or implied in this letter, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, notwithstanding that the Investor is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument) shall be had against any Related Party (as defined below) of the Investor or any Related Party of any of the Investor’s Related Parties, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party of the Investor or any Related Party of any of the Investor’s Related Parties, as such for any obligations of the Investor under this letter or any documents or instruments delivered in connection herewith (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument) or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Other than the Investor’s obligations pursuant to this letter, none of the Investor or any of its Related Parties shall have any liability for any debts, obligations or liabilities of any other person, and, none of such persons shall have any liability or obligation of any kind to the Company, or any of its Related Parties, or any other person (in all cases, whether directly or indirectly and whether arising under contract, by operation of law or otherwise), in connection with the Equity Commitment Agreement or any of the transactions contemplated thereby, (except to the extent that a Related Party is a party thereto or has express obligations under any such document or instrument).  For the purposes of this commitment letter, the terms “Related Party” and “Related Parties” shall mean any and all former, current or future director, officer, employee, agent, general or limited partner, manager, member, equityholder or affiliate of a person or entity.

This letter may be amended or waived only in a writing signed by the Investor and the Company.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

All issues and questions concerning the construction, validity, interpretation and enforceability of this letter shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

[Signature page follows]

If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

OCM MARINE INVESTMENT CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Its:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C. Pierce
Its:	Senior Vice President

Accepted and agreed as of November 16, 2011.

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Its:	Executive Vice President, Chief Financial Officer

[Signature Page to Oaktree/General Maritime Equity Commitment Letter]